Exhibit 10.3

2008 STI Plan CFO Mark Haidet

NOTE: All figures below are in US dollars unless otherwise indicated. For individuals based outside the U.S. and paid in local currency, bonus potential is based on percentage of base salary in local currency.

Objectives & Principles

This document summarizes the Short Term Incentive (“STI”) Plan for individuals in the CFO role. The objectives of this STI Plan are aligned with overall company compensation program objectives:

•	Provide total potential compensation equal to or greater than market for the role

•	Incent healthy cross-functional behavior and reward results that are aligned with company business objectives and our shareholders

•	Keep the plan simple

Some key principles of our STI plan include:

•	Self funding – STI payout is funded via financial metrics (team profitability), based on the 12-month financial plan.

•	Annual payout except for sales-oriented roles. With base salary ranges at market, STI reinforces the pay-for-performance culture.

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Payout triggered on financial milestones aligned with Budget and Target (see Section VI for definitions of Budget and Target). Partial payout of STI occurs at Budget with linear payout of remaining STI up to Target.

•	ROI to shareholders – our STI plans reflect a philosophy to provide an acceptable return to shareholders before rewarding management or employees for delivering results.

If you have questions or feedback on our compensation program or this STI Plan, please contact the Compensation Manager.

Effective Date

January 1 – December 31, 2008. All STI plans are reviewed annually during Q4 for the upcoming fiscal year, to ensure that these compensation plans are aligned with the company’s financial and operational objectives.

Target STI

Target STI potential for individuals in this role is 70% of base wages.

Focus of Role

•	Profitability – measured via Operating Income (“Op Income”). See Section VI for definition of Op Income.

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Deliver results that support the company in achieving its financial and operational objectives – measured via controllable financial metric. Controllable financial metric = Central G&A Costs as a Percent of Revenue and operational objectives

STI Plan Structure

E.	Base Salary – individuals are eligible for base salary increase during the annual salary review cycle.

F.	STI – structured and paid as follows.

1.	Op Income – 67% of annual STI potential is associated with Op Income Budget and is paid on an annual basis.

2.	Objectives – the remaining 33% will be based on the achievement of individual objectives, assuming Op Income objective (above) is met. If Op Income metric is not met, then there is no payout on this portion of the plan. Each objective stands alone, so payout will occur for the objectives met, even if all objectives have not been met. All of the objectives are weighted equally. The CEO will determine which objectives have been met after the end of the year. The objectives are as follows:

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Controllable Financial Metric – a portion of annual STI potential will be paid at year-end based on achievement of controllable financial metric, assuming Op Income metric (above) is met. If Op Income metric is not met, then there is no payout on the controllable financial metric.

a)	Budget will be per the company financial plan.

b)	Target will be established by CEO.

c)	Payout of this component will begin at Budget and be paid ratably up to Target, assuming Op Income metric is met.

•	Other objectives to be established by the CEO.

Example: Assume annual STI potential is $158,000 and that controllable financial metric is Central G&A Cost as a percent of revenue. Assume Central G&A Cost Budget is 5.9%, Central G&A Cost Target is 5.7%, and Actual Central G&A Cost is 5.8%. Assume that there are 4 objectives related to the operational objectives section, including Central G&A as a percent of revenue objective and that three of them are met. Assume also that Op Income Budget is achieved.

•	67% of STI, or $105,860, is associated with Operating Income Budget, and was earned.

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33% of STI, or $52,140, is associated with objectives. Since there are 4 objectives, each one is worth $13,035 ($52,140 divided by four objectives). For the objective related to Central G&A costs, $13,035 is earned ratably between Budget and Target for this metric. $6,518 is earned as STI for every .01% decrease in Central G&A cost as a percent of revenue. Therefore, $6,518 would be earned.

•	Two of the remaining three operational objectives have also been met, so $26,070 would be earned.

•	Total STI earned for the year would be $138,448 ($105,860 on Op Income + $6,518 on controllable financial metric + $26,070 on the other operational objectives).

Definitions and Calculations

•	Operating Income = Operating Income per published financial reports, excluding Taxes, Interest and non-recurring items such as Acquisition Amortization.

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Budget = formerly known as Threshold. Minimum performance level where a partial payout of STI occurs. Budget assumes moderate revenue and profit growth year over year and will vary from Industry Group to Industry Group based on growth assumptions in each Industry’s financial plan.

•	Target = formerly known as Plan. Performance level where full payout of STI occurs.

Eligibility and Other Details

•	This STI plan applies to the individuals in the CFO role, unless otherwise specified and approved by the CEO, Division President and VP-HR.

•	The individual must be employed at year-end to earn STI for that year. If an individual’s employment is terminated, all future STI is forfeited.

•	Transfers must be in the new group for a full quarter to be eligible for pro-rata payout in the new group. Therefore, payouts for transfers will be calculated as follows:

•	Q1 transfer — 1 quarter in old group, 3 quarters in new group

•	Q2 transfer — 2 quarters in old group, 2 quarters in new group

•	Q3 transfer — 3 quarters in old group, 1 quarter in new group

•	Q4 transfer — 4 quarters in old group, next year in new group

•	Annual payouts are based on annual results, prorated according to the above schedule.

•	If the individual is on a reduced work load, part-time schedule, or on leave of absence, the STI calculation will be adjusted based on base wages earned that year per Payroll.

•	Accounting owns the calculation and approval process. HR owns plan documentation. BU leadership owns communication.

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STI is calculated and processed after year-end earnings are released and internal financial reports are published, approximately eight weeks after year-end. Approvals are required from BU leadership, VP-HR, CFO, and CEO. Projected timing of Q4 08 earnings release is February 19, 2009, and projected timing for annual STI payout for 2008 is March 27, 2009.

•	Once approved, STI will be submitted to Payroll for processing. All STI will be paid out net of applicable taxes.

•	If you have questions about this STI plan or a specific STI calculation, please contact your manager. S/he will involve others from Accounting, BU leadership, and HR as appropriate.

•	The CEO, Division President and VP-HR must approve any exceptions to this STI plan in advance.

Individual Targets/Quotas

•	2008 Budget for Operating Income for Company = [xxxxxx]*

•	2008 Budget for Department Expense as Percent of Revenue = [xxx]*

•	2008 Target for Department Expense as Percent of Revenue = [xxx]*

These figures must be achieved after any STI is paid.

Sign-off

I understand and accept the terms and targets/quotas reflected in this STI plan.

Employee signature	Date

Manager signature	Date

*	Filed under an application for confidential treatment.